Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-109683) and related Prospectus of Informatica Corporation for the registration of 3,192,248 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 2003, with respect to the consolidated financial statements of Informatica Corporation included in its Annual Report (Form 10-K/A) and the financial statement schedule (included in its Form10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
December 22, 2003